Exhibit 23.3
CONSENT OF EXPERT
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (2009 Amendment and Restatement), of excerpts of our report dated February 11, 2009, with respect to the estimation of the liability of Garlock Sealing Technologies LLC for pending and reasonably estimable unasserted future asbestos claims, which excerpts are included in the Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2008 and in the Quarterly Report (Form 10-Q) of EnPro Industries, Inc. for the period ended March 31, 2009.
/s/ Bates White, LLC
Washington, D.C.
May 8, 2009